Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Thomas G. Bevivino
Chief Financial Officer &
Executive Vice President
Email: tbevivino@severnbank.com
Phone: 410.260.2000

Severn Bancorp, Inc. Reports Third Quarter 2014 Earnings

Annapolis, MD (October 24, 2014) – Severn Bancorp, Inc., (Nasdaq: SVBI) (“Company”) parent company of Severn Savings Bank, FSB (“Severn”), reported net income of $1,068,000 or $.05 per share for the third quarter of 2014, compared to a net loss of $576,000 or ($.12) per share for the second quarter of 2014. Net income for the third quarter of 2014 is also significantly higher than the reported third quarter 2013 net loss of $20,548,000 or ($2.08) per share. The third quarter net loss in 2013 was impacted by the loss on the sale of certain non-performing commercial loans during the quarter. Year to date net income as of September 30, 2014 is $1,359,000 or ($.04) per share versus a year to date net loss of $19,695,000 or ($2.06) per share as of September 30, 2013. Earnings per share is calculated using net income available for common shareholders, which is net income less preferred stock dividends and discount amortization.
Severn Bancorp, Inc. also saw an increase in interest income and net interest income, for the first time in many quarters. The Company continues to see a decrease in non-performing assets while increasing its loan portfolio and regulatory capital. Alan J. Hyatt, President and Chief Executive Officer commented, “We are seeing steady progress. We are starting to see some improved earnings, an improvement in asset quality, and some signs of the balance sheet shifting in the direction we want with increased interest income and loan portfolio along with the decrease in non-performing loans.  We are also working very diligently at controlling expenses.”
Mr. Hyatt added, “We are actively seeking new business. We are having great success in our mortgage banking program with continuing low interest rates. Commercial banking relationships are growing nicely, as customers realize the level of service a community bank can provide. We want to be the bank of choice for Anne Arundel County residents and local businesses looking for a financial services provider who understands their specific needs. We have long standing deep roots in this community and are committed to reinvesting in our community. That is something very few Anne Arundel County banks can say.”

About Severn Savings Bank: Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $770 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.
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Forward Looking Statements
In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements. Severn’s operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in Severn’s general market area, federal and state regulation, competition and other factors detailed from time to time in Severn’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in Severn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013

Summary Operating Results:
Interest income	$8,000	$7,808	$7,922	$7,983	$8,321
Interest expense	2,153	2,130	2,115	2,204	2,301
Net interest income	5,847	5,678	5,807	5,779	6,020
Provision for loan losses	250	(19)	200	3,700	12,200
Net interest income (loss) after provision for loan losses	5,597	5,697	5,607	2,079	(6,180)
Non-interest income	1,245	962	976	1,011	1,229
Non-interest expense	5,754	7,235	5,706	8,562	7,421
Income (loss) before income tax provision	1,088	(576)	877	(5,472)	(12,372)
Income tax provision	20	-	10	-	8,176
Net income (loss)	$1,068	$(576)	$867	$(5,472)	$(20,548)

Per Share Data:
Basic earnings (loss) per share	$0.05	$(0.12)	$0.03	$(0.58)	$(2.08)
Diluted earnings (loss) per share	$0.05	$(0.12)	$0.03	$(0.58)	$(2.08)
Common stock dividends per share	$-	$-	$-	$-	$-
Average basic shares outstanding	10,067,379	10,067,379	10,066,679	10,066,679	10,066,679
Average diluted shares outstanding	10,101,445	10,067,379	10,103,153	10,066,679	10,066,679

Performance Ratios:
Return on average assets	0.14%	-0.07%	0.11%	-0.66%	-2.45%
Return on average equity	1.30%	-0.71%	1.06%	-6.31%	-19.07%
Net interest margin	3.29%	3.19%	3.23%	3.15%	3.21%
Efficiency ratio*	80.40%	109.32%	84.90%	88.16%	83.51%

*	The efficiency ratio is general and administrative expenses as a percentage of net interest income plus non-interest income

	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013

Balance Sheet Data:
Total assets	$769,313	$788,653	$793,433	$799,603	$815,198
Total loans receivable	629,342	616,956	614,986	614,552	608,769
Allowance for loan losses	(9,282)	(10,828)	(11,225)	(11,739)	(12,270)
Net loans	620,060	606,128	603,761	602,813	596,499
Deposits	537,743	555,780	562,964	571,249	580,915
Borrowings	115,000	115,000	115,000	115,000	115,000
Stockholders' equity	82,739	82,150	83,202	82,769	88,496
Bank's Tier 1 core capital to total assets	13.7%	13.2%	13.2%	12.9%	13.3%
Book value per share	$5.57	$5.51	$5.62	$5.57	$6.14

Asset Quality Data:
Non-accrual loans	$10,798	$13,401	$12,567	$11,035	$22,771
Foreclosed real estate	5,024	5,689	5,561	8,972	13,877
Total non-performing assets	15,822	19,090	18,128	20,007	36,648
Total non-accrual loans to net loans	1.7%	2.2%	2.1%	1.8%	3.8%
Total non-accrual loans to total assets	1.4%	1.7%	1.6%	1.4%	2.8%
Allowance for loan losses	9,282	10,828	11,225	11,739	12,270
Allowance for loan losses to total loans	1.5%	1.8%	1.8%	1.9%	2.0%
Allowance for loan losses to total non-accrual loans	86.0%	80.8%	89.3%	106.4%	53.9%
Total non-performing assets to total assets	2.1%	2.4%	2.3%	2.5%	4.5%
Non-accrual troubled debt restructurings (included above)	1,853	1,868	2,018	1,679	4,750
Performing troubled debt restructurings	28,828	30,146	34,021	35,239	39,548